Exhibit 99.1

TOR Minerals Completes Newest Powder Treatment Center
Improves Efficiencies of Production and Logistics Operations

CORPUS CHRISTI, Texas, July 17, 2008-- TOR Minerals International (Nasdaq: TORM), producer of synthetic titanium dioxide and color pigments, specialty aluminas, and other high performance mineral fillers today announced the completion its newest powder treatment center in Malaysia and changes to production and logistics operations designed to improve efficiencies and customer service worldwide.

Dr. Olaf Karasch, CEO of TOR Minerals said, "Making our Malaysian facility state-of-the-art enables TOR Minerals to better serve the rapidly growing Asian markets, and increase worldwide production and logistics efficiencies.  This enhanced efficiency has allowed the Malaysian plant to assume a significant portion of our Corpus HITOX® production.  TOR's Corpus facility now has increased capacity to focus on producing our newly introduced TIOPREM® colored pigments, which have received strong initial interest from customers."

TOR also announced that it will utilize two new warehouse locations in Norfolk, Virginia and Oakland, California to store HITOX® and serve customers in the Northeastern and Northwestern regions of North America.  "Having the ability to ship product directly from our Malaysian operations to these strategically located warehouses shortens delivery times and reduces freight costs for TOR's customers," Dr. Karasch commented.  Barbara Russell, TOR's CFO, added, "These changes should have a positive impact on our profitability and reduce our stocking requirements of synthetic rutile, thereby improving inventory turns and cash flows."

Headquartered in Corpus Christi, Texas, TOR Minerals is a global manufacturer and marketer of specialty mineral and pigment products for high performance applications with manufacturing and regional offices located in the United States, Netherlands and Malaysia.

This statement provides forward-looking information as that term is defined in the Private Securities Litigation Reform Act of 1995, and, therefore, is subject to certain risks and uncertainties. There can be no assurance that the actual results, business conditions, business developments, losses and contingencies and local and foreign factors will not differ materially from those suggested in the forward-looking statements as a result of various factors, including market conditions, general economic conditions, including the present slow down in U.S. construction and the risks of a general business slow down or recession, the increasing cost of energy, raw materials and labor, competition, the receptivity of the markets for our anticipated new products, advances in technology, changes in foreign currency rates, freight price increase, commodity price increases, delays in delivery of required equipment and other factors.

Contact for Further Information:
David Mossberg
Beacon Street Group, LLC
(817) 310-0051